Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

THIRD QUARTER 2023 RESULTS

New York, NY – November 7, 2023– International Seaways, Inc. (NYSE: INSW) (the “Company”, “Seaways”, or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the third quarter 2023.

HIGHLIGHTS & RECENT DEVELOPMENTS

•	Net income for the third quarter was $98 million, or $1.99 per diluted share, compared to net income of $113 million, or $2.28 per diluted share, in the third quarter of 2022. Cumulative net income over the last twelve months was $643 million.

•	Adjusted EBITDA(A) for the third quarter was $151 million.

•	Total liquidity was approximately $581 million as of September 30, 2023, including cash and short-term investments(B) of $214 million and $367 million of undrawn revolver capacity.

•	As of November 1, 2023, the Company had $417 million in undrawn revolving credit capacity, approximately $771 million in gross debt outstanding and 30 unencumbered vessels.

•	Balance Sheet Enhancements:

•	Executed a new revolving credit facility agreement (the “$160 Million Revolving Credit Facility”) which resulted in, among other things, the:

•	Increase in total revolving capacity of $160 million, of which $50 million was drawn as of September 30, 2023.

•	Prepayment of $104 million of the principal outstanding of the $750 Million Credit Facility.

•	Reduction of cash break-even costs by nearly $1,000 per day to approximately $14,750 per day through lower debt service costs.

•	Net loan to value is lowest in Company history at 19%.

•	In October 2023, the Company prepaid an additional $21 million of the $750 Million Credit Facility and repaid the full $50 million drawn on the new $160 Million Revolving Credit Facility.

•	Returns to Shareholders:

•	Paid a combined $1.42 per share in regular and supplemental dividends in September 2023.

•	Declared a combined dividend of $1.25 per share composed of a supplemental dividend of $1.13 per share and $0.12 per share of a regular quarterly cash dividend to be paid in December 2023.

•	Cumulative cash returns of over $320 million paid over the last twelve months through dividends and share repurchases.

•	Fleet Optimization Program:

•	Sold a 2008-built MR for net proceeds of $13 million after debt repayment in October 2023

•	Declared options for two scrubber-fitted, dual-fuel (LNG) ready, LR1 newbuildings for delivery in the first quarter of 2026. In aggregate, the Company has four LR1s on order with a total contract price of $231 million with deliveries beginning in the second half of 2025.

•	Increased contracted revenues to $344 million by entering into a new time charter agreement.

“We continued to generate significant cash and earnings from our diversified portfolio of crude and product tankers during the third quarter,” said Lois K. Zabrocky, International Seaways’ President and CEO. “Seaways remains committed to returning cash to shareholders by declaring a combined dividend of $1.25 per share for the fourth quarter. Including this declaration, aggregate dividends during 2023 will be $6.29 per share increasing our cumulative returns to shareholders to over $320 million. Moving forward, we remain dedicated to a balanced capital allocation approach, which enables us to pay substantial dividends, execute opportunistic share buybacks, and reinvest in our fleet to maximize long-term shareholder value.”

Ms. Zabrocky added, “We expect the tanker markets’ attractive supply and demand dynamics to continue to drive strong tanker earnings for the foreseeable future. Supply side growth remains limited due to evolving regulations and limited newbuild capacity in the near term at shipyards while the world fleet continues to age. Positive tanker demand fundamentals are supported by increasing oil demand and higher tanker utilization from the shifting global energy trade, with geopolitical tensions driving further focus on energy security.”

Jeff Pribor, the Company’s CFO stated, “Maintaining a strong and diverse capital structure remains a top priority for Seaways. During the third quarter, we continued to enhance our balance sheet, executing a new revolving credit facility agreement that increased our total revolving capacity, which together with further de-leveraging, reduced our cash breakeven costs nearly $1,000 per day. We are pleased with our success to-date, lowering our breakeven levels to amongst the lowest in the industry at $14,750 per day in a diversified tanker company. This further improves our ability to generate free cash, and, combined with our ample liquidity of $581 million and net loan-to-value ratio of 19%, ensures Seaways is ideally positioned to optimize returns to shareholders.”

THIRD QUARTER 2023 RESULTS

Net income for the third quarter of 2023 was $97.9 million, or $1.99 per diluted share, compared to net income of $113.4 million, or $2.28 per diluted share, for the third quarter of 2022. Net income for the third quarter of 2023 reflects the write-off of deferred finance costs, debt modification fees and a loss on extinguishment of debt, aggregating $2.8 million. Net income excluding these items was $100.7 million, or $2.04 per diluted share. The decrease in net income for the third quarter of 2023 was primarily driven by an increase in charter hire expenses, an increase in vessel expenses, primarily due to the impact of VLCC newbuilding deliveries combined with inflationary increases in lubes, stores and spares; and an increase in depreciation and amortization due to the impact of VLCC newbuilding deliveries as well as increased drydockings and amortization.

Shipping revenues for the third quarter were $241.7 million, compared to $236.8 million for the third quarter of 2022. Consolidated TCE revenues for the third quarter were $236.0 million, compared to $234.5 million for the third quarter of 2022.

Adjusted EBITDA for the third quarter was $150.9 million, compared to $157.1 million for the third quarter of 2022.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $114.3 million for the third quarter of 2023, compared to $77.1 million for the third quarter of 2022. TCE revenues were $110.8 million for the third quarter, compared to $75.2 million for the third quarter of 2022. This increase was primarily attributable to substantially higher spot rates as the average spot earnings of the VLCC and Suezmax sectors were approximately $41,000 and $38,700 per day, respectively, compared with approximately $24,400 and $34,200 per day, respectively, during the third quarter of 2022. These rate increases were supplemented by an increase in revenue days from both the VLCC and Suezmax fleets and partially offset by lower average Aframax sector spot earnings of approximately $34,000 per day in the third quarter of 2023, compared to $38,300 per day during the third quarter of 2022.

Product Carriers

Shipping revenues for the Product Carriers segment were $127.5 million for the third quarter, compared to $159.8 million for the third quarter of 2022. TCE revenues were $125.2 million for the third quarter, compared to $159.4 million for the third quarter of 2022. This decrease is primarily attributed to lower spot earnings in the MR sector that averaged approximately $26,600 per day in the third quarter of 2023, compared to $36,000 per day during the third quarter of 2022. This rate decrease was partially offset by higher average LR1 sector spot earnings of approximately $56,300 per day in the third quarter of 2023, compared to $41,000 per day during the third quarter of 2022.

THIRD QUARTER YEAR-TO-DATE 2023 RESULTS

Net income for the first nine months of 2023 was $424.3 million, or $8.58 per diluted share, compared to net income of $169.5 million, or $3.40 per diluted share, for the first nine months of 2022.

Shipping revenues for the first nine months of 2023 were $821.0 million, compared to $526.5 million for the first nine months of 2022. Consolidated TCE revenues for the first nine months of 2023 were $807.6 million, compared to $518.1 million for the first nine months of 2022.

Adjusted EBITDA for the first nine months of 2023 was $565.0 million, compared to $294.8 million for the first nine months of 2022.

Crude Tankers

TCE revenues for the Crude Tankers segment were $389.0 million for the first nine months of 2023, compared to $171.1 million for the first nine months of 2022. Shipping revenues for the Crude Tankers segment were $398.8 million for the first nine months of 2023, compared to $178.8 million for the first nine months of 2022.

Product Carriers

TCE revenues for the Product Carriers segment were $418.6 million for the first nine months of 2023 compared to $346.9 million for the first nine months of 2022. Shipping revenues for the Product Carriers segment were $422.2 million for the first nine months of 2023, compared to $347.7 million for the first nine months of 2022.

DELEVERAGING INITIATIVES

During the third quarter of 2023, the Company entered into a new revolving credit facility agreement (the “$160 Million Revolving Credit Facility”, or the “Revolver”), which resulted in an increase in total revolving capacity by $160 million. The Revolver matures in March 2029 and capacity is reduced on a quarterly basis based on a 20-year age-adjusted profile of the five collateral vessels. The Revolver bears an interest rate of term SOFR+190bps (the “margin”) and includes similar sustainability-linked features as included in the $750 Million Credit Facility, which could impact the margin by 7.5 basis points. The Company drew $50 million under the Revolver to partially fund a prepayment of $104 million of the principal outstanding on the $750 Million Credit Facility and the release of four vessels from its collateral package. During October 2023, the Company repaid the $50 million outstanding on the Revolver.

For the first ten months of 2023, the Company has extinguished approximately $316 million of debt. During the first quarter, the Company amended the $750 Million Credit Facility, which included a prepayment of $97 million on the term loan, increased the capacity of the revolving credit facility tranche by $40 million and released 22 vessels from the collateral package. During the second quarter, the Company prepaid approximately $75 million in debt with the exercise of purchase options for two vessels under sale-leaseback agreements for $46 million and the prepayment of $29 million on the $750 Million Credit Facility, which also released another vessel from the collateral package. During the third quarter, a net prepayment of $54 million resulted from the aforementioned activities. In October, the Company prepaid approximately $71 million of debt, consisting of approximately $21 million on the $750 Million Credit Facility that released one additional vessel from the collateral package and $50 million payment on the Revolver. The Company also paid approximately $19 million on the $750 Million Credit Facility in connection with the sales of two 2008-built MRs during 2023.

As of November 1, 2023, the Company has approximately $771 million in outstanding debt, 30 unencumbered vessels and undrawn revolving credit capacity of approximately $417 million.

RETURNING CASH TO SHAREHOLDERS

In September 2023, the Company paid a combined dividend of $1.42 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.30 per share. For the nine months ended September 30, 2023, the Company has paid combined dividends of approximately $5.04 per share.

On November 6, 2023, the Company’s Board of Directors declared a combined dividend of $1.25 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.13 per share of common stock. Both dividends will be paid on December 27, 2023, to shareholders with a record date at the close of business on December 13, 2023.

For the nine months ended September 30, 2023, the Company repurchased and retired 366,483 shares of its common stock in open market purchases, at an average price of $38.03 at an aggregate cost of approximately $14 million. The Company has $50 million authorized under its share repurchase program, which was increased in the second quarter of 2023. In November 2023, the Company’s Board of Directors extended the expiry of the program to the end of 2025.

FLEET OPTIMIZATION PROGRAM

The Company entered into contracts and declared options to build a total of four scrubber-fitted, dual-fuel (LNG) ready, LR1 vessels in Korea with K Shipbuilding Co, Ltd at a price in aggregate of approximately $231 million. Two contracts were executed in August 2023 with two additional options that were exercised in October 2023. The vessels are expected to be delivered beginning in the second half of 2025 through the first quarter of 2026. Upon delivery, these vessels are expected to deliver into our niche, Panamax International Pool, which has consistently outperformed the market.

In the third quarter, the Company entered into a time charter agreement for three years on a 2008-built MR. During 2023, the Company has entered into six, time charter agreements: one 2017-built Aframax, three 2008-built MRs, one 2011-built MR and one 2012-built Suezmax. The charters have durations of two to three years and have increased contracted future revenues to approximately $344 million remaining under time charter agreements from October 1, 2023 through charter expiry, excluding any applicable profit share.

During 2023, the Company sold two 2008-built MRs, which generated approximately $24 million in net proceeds after debt repayment, including one MR that delivered to buyers in October 2023.

During 2023, the Company took delivery of three dual-fuel VLCC newbuildings. The vessels were ordered for an aggregate contract price of $288 million, which are financed under sale leaseback arrangements at a fixed rate of approximately $4.25%. The vessels have commenced long-term time charters with an oil major for the next seven years at a base rate of $31,000 per day plus a profit share component.

In December 2022, the Company exercised its purchase options on two 2009-built Aframax vessels under sale leaseback arrangement, which were accounted for as operating leases prior to declaration of the options. The aggregate purchase price, net of prepaid charter hire of both vessels was approximately $41 million, representing a discount at the time of approximately 45% to the market value of these vessels.

CONFERENCE CALL

The Company will host a conference call to discuss its third quarter 2023 results at 9:00 a.m. Eastern Time (“ET”) on Tuesday, November 7, 2023. To access the call, participants should dial (833) 470-1428 for domestic callers and (929) 526-1599 for international callers and entering 300167. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until November 14, 2023, by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 180542.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 76 vessels, including 13 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, nine LR1s, of which two are newbuildings, and 36 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2022 for the Company, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$194,465	$215,240	$701,634	$463,729
Time and bareboat charter revenues	27,587	8,487	66,849	22,795
Voyage charter revenues	19,656	13,102	52,558	39,984
Total Shipping Revenues	241,708	236,829	821,041	526,508

Operating Expenses:
Voyage expenses	5,756	2,283	13,434	8,448
Vessel expenses	64,596	58,565	188,516	178,445
Charter hire expenses	11,297	7,797	30,599	22,799
Depreciation and amortization	33,363	27,728	95,356	81,984
General and administrative	12,314	11,839	35,082	32,852
Third-party debt modification fees	148	71	568	1,158
Loss/(gain) on disposal of vessels and other assets, net of impairments	74	139	(10,648)	(9,339)
Total operating expenses	127,548	108,422	352,907	316,347
Income from vessel operations	114,160	128,407	468,134	210,161
Equity in results of affiliated companies	-	(1)	-	434
Operating income	114,160	128,406	468,134	210,595
Other income/(expense)	646	360	8,308	(440)
Income before interest expense and income taxes	114,806	128,766	476,442	210,155
Interest expense	(16,817)	(15,332)	(51,678)	(40,630)
Income before income taxes	97,989	113,434	424,764	169,525
Income tax provision	(52)	(7)	(432)	(63)
Net income	$97,937	$113,427	$424,332	$169,462

Weighted Average Number of Common Shares Outstanding:
Basic	48,861,356	49,312,716	49,008,901	49,493,315
Diluted	49,275,022	49,743,700	49,442,825	49,758,196

Per Share Amounts:
Basic net income per share	$2.00	$2.30	$8.65	$3.42
Diluted net income per share	$1.99	$2.28	$8.58	$3.40

Consolidated Balance Sheets
($ in thousands)
	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$138,976	$243,744
Short-term investments	75,000	80,000
Voyage receivables	219,827	289,775
Other receivables	11,285	12,583
Inventories	1,143	531
Prepaid expenses and other current assets	11,567	8,995
Current portion of derivative asset	7,092	6,987
Vessels held for sale	8,985	-
Total Current Assets	473,875	642,615

Vessels and other property, less accumulated depreciation	1,947,740	1,680,010
Vessels construction in progress	-	123,940
Deferred drydock expenditures, net	72,314	65,611
Operating lease right-of-use assets	22,738	8,471
Finance lease right-of-use assets	-	44,391
Pool working capital deposits	33,501	35,593
Long-term derivative asset	4,520	4,662
Other assets	6,334	10,041
Total Assets	$2,561,022	$2,615,334

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$42,850	$51,069
Current portion of operating lease liabilities	9,784	1,596
Current portion of finance lease liabilities	-	41,870
Current installments of long-term debt	134,703	162,854
Total Current Liabilities	187,337	257,389
Long-term operating lease liabilities	14,021	7,740
Long-term debt	706,999	860,578
Other liabilities	2,588	1,875
Total Liabilities	910,945	1,127,582

Equity:
Total Equity	1,650,077	1,487,752
Total Liabilities and Equity	$2,561,022	$2,615,334

Consolidated Statements of Cash Flows
($ in thousands)
	Nine Months Ended September 30,
	2023	2022
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$424,332	$169,462
Items included in net income not affecting cash flows:
Depreciation and amortization	95,356	81,984
Loss on write-down of vessels and other assets	—	1,697
Amortization of debt discount and other deferred financing costs	4,491	3,630
Amortization of time charter hire contracts acquired	—	842
Deferred financing costs write-off	1,952	610
Stock compensation	5,912	4,447
Equity in results of affiliated companies	20	(10,017)
Other – net	(2,140)	(774)
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(10,648)	(11,036)
Loss on extinguishment of debt	1,323	—
Loss on sale of investments in affiliated companies	—	9,513
Cash distributions from affiliated companies	—	2,250
Payments for drydocking	(27,622)	(36,280)
Insurance claims proceeds related to vessel operations	2,858	4,545
Changes in operating assets and liabilities	67,085	(114,672)
Net cash provided by operating activities	562,919	106,201
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements and vessels under construction	(192,218)	(87,603)
Proceeds from disposal of vessels and other property, net	20,036	79,476
Expenditures for other property	(1,035)	(674)
Investments in short-term time deposits	(210,000)	(80,000)
Proceeds from maturities of short-term time deposits	215,000	—
Pool working capital deposits	(1,334)	1,862
Proceeds from sale of investments in affiliated companies	—	138,966
Net cash (used in)/provided by investing activities	(169,551)	52,027
Cash Flows from Financing Activities:
Borrowings on long term debt, net of lenders' fees	—	641,050
Borrowings on revolving credit facilities	50,000	—
Repayments of debt	(323,685)	(744,034)
Proceeds from sale and leaseback financing, net of issuance and deferred financing costs	169,717	88,791
Payments and advance payment on sale and leaseback financing and finance lease	(123,732)	(28,640)
Payments of deferred financing costs	(3,006)	(782)
Premium and fees on extinguishment of debt	(1,323)	—
Repurchase of common stock	(13,948)	(20,017)
Cash dividends paid	(247,001)	(14,830)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(5,158)	(3,174)
Net cash used in financing activities	(498,136)	(81,636)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(104,768)	76,592
Cash, cash equivalents and restricted cash at beginning of year	243,744	98,933
Cash, cash equivalents and restricted cash at end of period	$138,976	$175,525

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended September 30, 2023 and the comparable period of 2022. Revenue days in the quarter ended September 30, 2023 totaled 6,663 compared with 6,541 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $874 and $835 per day for the three months ended September 30, 2023 and 2022, respectively.

	Three Months Ended September 30, 2023			Three Months Ended September 30, 2022
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$40,961	$35,319		$24,427	$43,905
Number of Revenue Days	870	297	1,167	812	92	904
Suezmax	-	-
Average TCE Rate	$38,708	$30,973		$34,244	$27,685
Number of Revenue Days	1,012	184	1,196	849	92	941
Aframax	-	-
Average TCE Rate	$34,046	$38,652		$38,287	$-
Number of Revenue Days	232	73	305	366	-	366
Total Crude Tankers Revenue Days	2,114	554	2,668	2,027	184	2,211
Product Carriers
Aframax (LR2)
Average TCE Rate	$32,603	$-		$-	$17,149
Number of Revenue Days	92	-	92	-	89	89
Panamax (LR1)	-	-
Average TCE Rate	$56,295	$-		$40,973	$-
Number of Revenue Days	685	-	685	830	-	830
MR	-	-
Average TCE Rate	$26,563	$21,200		$35,986	$-
Number of Revenue Days	2,836	382	3,218	3,411	-	3,411
Total Product Carriers Revenue Days	3,613	382	3,995	4,241	89	4,330
Total Revenue Days	5,727	936	6,663	6,268	273	6,541

Revenue days in the above tables exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

During the 2023 and 2022 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of September 30, 2023, INSW’s fleet totaled 77 vessels, of which 63 were owned and 14 were chartered in.

			Total at September 30, 2023
Vessel Fleet and Type	Vessels Owned	Vessels Chartered-in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	4	9	13	3,910,572
Suezmax	13	-	13	2,061,754
Aframax	4	-	4	452,375
Crude Tankers	21	9	30	6,424,701

LR2	1	-	1	112,691
LR1	6	1	7	552,698
MR	33	4	37	1,853,675
Product Carriers	40	5	45	2,489,064

Total Operating Fleet	61	14	75	8,913,765

Newbuild Fleet
LR1	2	-	2	147,200

Total Newbuild Fleet	2	-	2	147,200

Total Operating and Newbuild Fleet	63	14	77	9,060,965

(1)  Includes bareboat charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2023	2022	2023	2022
Net income	$97,937	$113,427	$424,332	$169,462
Income tax provision	52	7	432	63
Interest expense	16,817	15,332	51,678	40,630
Depreciation and amortization	33,363	27,728	95,356	81,984
EBITDA	148,169	156,494	571,798	292,139
Amortization of time charter contracts acquired	-	159	-	842
Third-party debt modification fees	148	71	568	1,158
Gain on sale of interest in DASM	-	(135)	-	(135)
Loss/(gain) on disposal of vessels and other assets, net of impairments	74	139	(10,648)	(9,339)
Loss on sale of investments in affiliated companies	-	1	-	9,513
Write-off of deferred financing costs	1,343	349	1,952	610
Loss on extinguishment of debt	1,211	-	1,323	-
Adjusted EBITDA	$150,946	$157,078	$564,994	$294,788

(B) Cash

	September 30,	December 31,
($ in thousands)	2023	2022
Cash and cash equivalents	$138,976	$243,744
Short-term investments	75,000	80,000
Total Cash	$213,976	$323,744

(C) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2023	2022	2023	2022
Time charter equivalent revenues	$235,952	$234,546	$807,607	$518,060
Add: Voyage expenses	5,756	2,283	13,434	8,448
Shipping revenues	$241,708	$236,829	$821,041	$526,508